EXHIBIT 10.26

                 AMENDMENT TO EXECUTIVE'S EMPLOYMENT AGREEMENT

     The Employment Agreement between Edward J. Bonn ("Executive") and Interactive Telecom Network, Inc. ("Company"), dated 10/27/99 is hereby amended as follows:

     1. All references in Employment Agreement to ITN shall be deemed to include a reference to Interactive Gallery, Inc. in the event of the dissolution or liquidation of ITN.

     2. For the fiscal year ending March 31, 2002, Executive's Annual Base Salary shall be $200,000.00 per annum which shall be paid in equal installments on a biweekly basis.

     3. Company may, in its sole discretion, grant bonuses based on Executive's performance and such other factors as it deems pertinent. Bonus determinations will be made by the independent members of the Compensation Committee of the New Frontier Media, Inc. Board of Directors.

     4. In the event of dissolution or liquidation of ITN, it shall not trigger any rights Executive may have under Section 3(C)(i) of the Employee Agreement so long as Executive remains Chairman of the Board of Interactive Gallery, Inc.

     5. This Amendment to the Employment Agreement supercedes and takes precedence over: Section 2 (A)(i); Section 2(B)(i), (ii) and (iii), but only for the fiscal year ending March 31, 2002; and Section 3(C)(i), but only in the specific instance referred to in paragraph 4 above.

INTERACTIVE TELECOM NETWORK, INC.

By /s/ Michael Weiner             /s/ Edward Bonn
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                                  Edward J. Bonn